Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-4 of Kodiak Oil & Gas Corp. of our report dated March 3, 2011, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Kodiak Oil & Gas Corp. for the year ended December 31, 2011 and to our report dated March 26, 2012, relating to our audit of the statement of operating revenues and direct operating expenses of the properties acquired by the Company appearing in Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on March 26, 2012.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Hein & Associates LLP

Hein & Associates LLP

Denver, Colorado

July 18, 2012